Exhibit A

                       DUTY FREE INTERNATIONAL, INC.

                                 AMENDMENT

                                  to the

              1989 STOCK OPTION PLAN, AS AMENDED AND RESTATED

          Pursuant to Section 7 of the 1989 Stock Option Plan, as amended and restated (the "Plan"), of Duty Free International, Inc. (the "Company"), the Board of Directors of the Company hereby amends the Plan as follows:

          (1) Section 2 of the Plan is hereby amended by deleting the words "One Million Six Hundred Thousand (1,600,000) shares (which amount reflects adjustments through February 11, 1993)" in the first sentence of the third paragraph thereof and inserting in their stead the words "Two Million Six Hundred Thousand (2,600,000) shares (which amount reflects adjustments through May 20, 1994)."

          (2) Section 2 of the Plan is hereby amended by adding the following as a new sentence at the end of the third paragraph thereof:
     Other provisions of the Plan notwithstanding, the maximum number of shares with respect to which Employee Options may be granted to any one person during any fiscal year of the Company shall be 250,000.


          (3) Section 5 of the Plan is hereby amended by adding the following as a new subsection at the end of the existing text:

               5.5. ADDITIONAL POST-TERMINATION EXERCISE PROVISIONS. The provisions of Sections 5.1, 5.2, and 5.3 notwithstanding, the Committee may specify as a term of any Employee Option (i) that, upon termination of employment of the Optionee for any reason that the Committee may specify, death, or disability, such Employee Option to the extent not theretofore exercised may be exercised at any time within a period of three (3) years (or such lesser period as the Committee may specify) after such termination, death, or disability (but in no event shall such Option be exercisable after its stated expiration date), and (ii) that, during such period following termination, death, or disability, such Employee Option either shall be exercisable only to the extent it was exercisable on the date of termination, death, or disability, shall continue to vest and become exercisable in accordance with Section 3.3 hereof, or shall be fully exercisable as of the date of termination, death, or disability, the provisions of Section 3.3 notwithstanding. No Option granted under the Plan may be exercised by an Optionee who is not then employed by the Company or serving as a director except within a period specified in or under Sections 5.1, 5.2, 5.3, or 5.5 hereof.

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          (4)  Section 10 of the Plan is hereby amended by deleting
the existing first sentence thereof and inserting in its stead the following:
     The total number of shares of Common Stock which may be purchased on exercise of Options granted under the Plan, the total number of shares of Common Stock for which Options may be granted under the Plan, the maximum number of shares with respect to which Employee Options may be granted to any one person during any fiscal year, the number of shares to be subject to Non-Employee Director Options granted automatically under Section 4 hereof, and other rights relating to Options (both as to the number of shares of Common Stock and the Option Price) shall be appropriately adjusted by the Committee for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock dividend, stock split or combination of shares or reclassification.


          (5) Section 14 of the Plan is hereby amended by adding the following at the end of the existing text:
     The amendments to the Plan adopted as of April 12, 1994 shall be submitted to a vote of stockholders of the Company at the 1994 Annual Meeting of Stockholders of the Company, and shall become effective only upon approval thereof by the affirmative votes of the holders of a majority of voting securities present in person or represented by proxy and entitled to vote at such Meeting, or any adjournment thereof.